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                                                                     Exhibit 4.5

                                  AMENDMENT TO
                          1997 LONG-TERM INCENTIVE PLAN
                                       OF
                             CORRPRO COMPANIES, INC.


WHEREAS, the Company previously adopted the 1997 Long-Term Incentive Plan of Corrpro Companies, Inc., (as hereby amended, the "Plan").

WHEREAS, effective June 19, 1998, the Company effected a 5-for-4 stock split in the form of a 25% share dividend (the "Stock Split").

WHEREAS, pursuant to Section 15 of the Plan, the number of Shares subject to the Plan, the number of Shares subject to awards, and other applicable provisions of the Plan have been adjusted by the Committee to take into account the effect of the Stock Split.

WHEREAS, the Company desires to increase the number of Common Shares reserved for issuance under the Plan by 300,000 Shares.

WHEREAS, this amendment reflects the effect of the Stock Split.

NOW, THEREFORE, effective July 22, 1998, the Plan, is hereby amended as follows:

         The first sentence of Section 3, "Stock Subject to the Plan" is deleted and replaced with the following:

         There will be reserved for use, upon the issuance, vesting or exercise of Awards to be granted from time to time under the Plan, an aggregate of (i) seven hundred sixty-eight thousand seven hundred fifty (768,750) new Shares, and (ii) eight hundred sixteen thousand nine hundred eighty-eight (816,988) Shares subject to stock options (other than under the 1994 Corrpro Outside Directors' Stock Option Plan) granted prior to the Effective Date but only to the extent of the surrender, lapse, expiration, forfeiture, termination or exercise of such options, which Shares may be, in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reacquired by the Company.


                                                Corrpro Companies, Inc.

                                                /s/ Neal R. Restivo
                                                ---------------------------
                                                By: Neal R. Restivo